                                                            Exhibit (d)(2)(A)(v)

[ING FUNDS LOGO]


April 28, 2006


Darrell N. Braman
Vice President
T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202


Dear Mr. Braman:

     Pursuant to Section 6 of the Portfolio Management Agreement dated October 24, 1997 among ING Investors Trust, Directed Services, Inc. and T. Rowe Price Associates, Inc. (the "Agreement") we hereby modify the fees payable to the Portfolio Manager for ING T. Rowe Price Capital Appreciation Portfolio (the "Portfolio"), effective April 28, 2006.

     Upon your acceptance, the Agreement will be modified to reflect the fee changes to the annual portfolio management fees for the Portfolio as indicated on AMENDED SCHEDULE B of the Agreement. The AMENDED SCHEDULE B, with the annual portfolio management fees indicated for the Portfolio, is attached hereto.

     Please signify your acceptance of the modified fees under the Agreement with respect to the Portfolio by signing below.


                                                     Very sincerely,


                                                     Robert S. Naka
                                                     Executive Vice President
                                                     ING Investors Trust


ACCEPTED AND AGREED TO:
T. Rowe Price Associates, Inc.


By:
       -------------------------------------
Name:
       -------------------------------------

Title:                     , Duly Authorized
       -------------------------------------

7337 E. Doubletree Ranch Rd.        Tel: 480-477-3000     ING Investors Trust
Scottsdale, AZ 85258-2034           Fax: 480-477-2744
                                    www.ingfunds.com

                            FORM OF AMENDED SCHEDULE B
                            COMPENSATION FOR SERVICES

     For services provided by T. Rowe Price Associates, Inc. on behalf of the following Series of ING Investors Trust, pursuant to the Portfolio Management Agreement dated October 24, 1997, as amended, the Manager will pay the Portfolio Manager a fee, computed daily and payable no later than the tenth (10th) business day immediately following the end of each calendar month, based on the average daily net assets of the Portfolios at the following annual rates:

Portfolios(1)

                                                            ANNUAL SUBADVISER FEE
                                                            ----------------------
                                                  (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)
ING T. Rowe Price Capital Appreciation         ASSETS UP TO $1 BILLION:
Portfolio                                      0.50% on the first $250 million average daily net assets
                                               0.40% on the next $250 million average daily net assets
                                               0.40% on all assets once assets exceed $500 million

                                               WHEN ASSETS EXCEED $1 BILLION:
                                               0.35% on assets over $1 billion

                                               WHEN ASSETS EXCEED $2 BILLION:
                                               0.40% on the first $500 million
                                               0.35% on assets over $500 million

                                               WHEN ASSETS EXCEED $3 BILLION:
                                               0.35% on all assets once assets exceed $3 billion

----------
(1) The fees payable under this Subadvisory Agreement are subject to a group fee waiver. For purposes of this fee waiver, the assets of the Portfolios will be aggregated with those of ING T. Rowe Price Diversified Mid Cap Growth Portfolio and ING T. Rowe Price Growth Equity Portfolio (the "IPI Portfolios"), each a series of ING Partners, Inc. that is managed by an affiliate of the Adviser and sub-advised by the Subadviser. Pursuant to the terms of a letter agreement between the Adviser and Subadviser dated December 5, 2001, as amended, the fee waiver will be calculated based on the aggregate assets of the Portfolios and the IPI Portfolios as indicated below and will be applied to any fees payable by a Portfolio. Notwithstanding the reference to the fee waiver in this Schedule B, the terms of the letter agreement shall govern the fee waiver.

          - Aggregate assets between $750 million and $1.5 billion = 5% discount
          - Aggregate assets between $1.5 billion and $3.0 billion = 7.5% discount
          -    Aggregate assets greater than $3.0 billion = 10% discount

ING T. Rowe Price Equity Income Portfolio      0.40% on the first $250 million average daily net assets
                                               0.375% on the next $250 million average daily net assets
                                               0.35% on average daily net assets over $500 million

Concurrently with payment of the subadvisory fee, the Manager or its agent will provide the Portfolio Manager with a worksheet or such information reasonably necessary to support the calculation of the fees due to it hereunder.

For the Capital Appreciation Portfolio, the Subadviser will provide the Advisor a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once assets exceed $3 billion. The credit will apply at asset levels between $2.93 billion and $3 billion.

To accommodate circumstances where the Portfolio's assets fall beneath $3.0 billion and to prevent a decline in the Portfolio's assets from causing an increase in the absolute dollar fee, Sub-advisor will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either
(a) exceed $3 billion, when the flat fee would be triggered or, (b) fall below a threshold of $2.93 billion, where the original fee schedule would be fully re-applied.

The credit is determined by prorating the difference between the tiered fee schedule and the flat fee schedule ($250,000) by the quotient of the difference between current portfolio size for billing purposes and the phase in asset amount ($2.93 billion) over $70 million (which is the difference between $3 billion and the phase in amount). The credit would approach $250,000 annually when the Portfolio's assets were close to $3 billion and fall to zero at $2.93 billion.

The transitional credit is determined as follows:

     Current Portfolio Size for Billing Purposes - $2.93 billion
     ----------------------------------------------------------- X   $250,000
                             $70,000,000